As filed with the Securities and Exchange Commission on July 1, 2021
Registration No. 333-230102

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

 PRA Health Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3640387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4130 ParkLake Avenue
Suite 400
Raleigh, NC 27612
(919) 786-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PRA Health Sciences, Inc.
4130 ParkLake Avenue, Suite 400
Raleigh, North Carolina 27612
(919) 786-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

William M. Hartnett
Kimberly C. Petillo-Décossard
Ross E. Sturman
Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
(212) 701-3000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (No. 333-230102), filed with the Securities and Exchange Commission on March 6, 2019 (the “Registration Statement”), of PRA Health Sciences, Inc. (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, which registered shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

On February 24, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time) (the “Merger Agreement”) with ICON plc (“ICON”), ICON US Holdings Inc., a wholly owned subsidiary of ICON (“US HoldCo”), and Indigo Merger Sub, Inc., a wholly owned subsidiary of ICON and US HoldCo (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of ICON and US HoldCo. The Merger became effective on July 1, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of the Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Common Stock registered under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, PRA Health Sciences, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, as of July 1, 2021.

PRA HEALTH SCIENCES, INC.

By:	/s/ Brendan Brennan
Brendan Brennan
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.